Exhibit 10.107
EXECUTIVE SEVERANCE AGREEMENT
     This Executive Severance Agreement (the “Agreement"), effective December 31, 2007 (the “Effective Date"), is between and among Navistar International Corporation, a Delaware corporation (the “Company"), its principal operating subsidiary, International Truck and Engine Corporation, a Delaware corporation (“INTERNATIONAL TRUCK AND ENGINE CORPORATION”), and                                          (the “Executive") (each a “Party” and collectively, the “Parties"). For purposes of this Agreement, “INTERNATIONAL” shall mean the Company and all of its, direct or indirect, wholly-owned subsidiaries, including, without limitation, INTERNATIONAL TRUCK AND ENGINE CORPORATION, and “INTERNATIONAL TRUCK AND ENGINE CORPORATION” shall mean only International Truck and Engine Corporation, unless the context clearly indicates the contrary.
WITNESSETH
     WHEREAS, INTERNATIONAL wishes to assure stability and continuity of its senior management and recognizes that organizational changes, including a Change in Control of the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION as defined in paragraph 3 below, may occur, and that the possibility of such changes negatively affects or may negatively affect the retention of senior management personnel of INTERNATIONAL, the decision-making and performance of such personnel with respect to such organizational changes, and the effectiveness of retention and incentive features or other elements of the executive compensation programs of INTERNATIONAL; and
     WHEREAS, the Executive desires to achieve a degree of certainty as to his or her rights to compensation and benefits if his or her employment is terminated under certain conditions during the Agreement Period defined in paragraph 2 below.
     NOW, THEREFORE, this Agreement is made to fulfill INTERNATIONAL’s objectives in a manner that serves the best interests of INTERNATIONAL and the Company’s stockholders by providing the Executive with certain separation payments and benefits in the event of a “Termination” as defined in paragraph 4 below during the Agreement Period. Accordingly, the Company, INTERNATIONAL TRUCK AND ENGINE CORPORATION, and the Executive mutually agree as follows:
     1. Implementation of Agreement.
     (a) This Agreement shall become effective as of the Effective Date, as set forth above, and shall be the sole and exclusive agreement between the Parties hereto with regard to separation payments and benefits provided by INTERNATIONAL to the

Executive. All stock options, restricted stock, or such other equity-based compensation of the Company granted or awarded to the Executive shall be governed by the respective plans and agreements pursuant to which they were granted or awarded. Except as provided in paragraph 5 below, any pension benefits, welfare benefits, or such other benefits due to the Executive upon his or her Termination shall be governed by the respective INTERNATIONAL-sponsored benefit plans, programs, or policies pursuant to which they are accrued and/or provided.
     (b) This Agreement is not an employment contract, and it does not alter the Executive’s status as an at will employee of INTERNATIONAL. The Executive may terminate his or her employment with INTERNATIONAL at any time, and INTERNATIONAL retains the right to terminate the Executive’s employment without notice, at any time, for any reason. Rather, this Agreement solely prescribes the terms and conditions under which separation payments and benefits shall be provided to the Executive in the event of a “Termination” as defined in paragraph 4(a) or 4(b) below, as appropriate.
     2. Agreement Period.
     For purposes of this Agreement, the “Agreement Period” means the period beginning on the Effective Date and ending on the earlier of (a) June 30, 2009, or (b) the date on which the Executive dies, becomes totally and permanently disabled, as determined in accordance with the applicable INTERNATIONAL-sponsored disability plan or program, or voluntarily elects to terminate employment or take retirement (for any reason other than “Good Reason” or “Constructive Termination” within the meaning of paragraph 4(a) or 4(b), respectively), with such retirement being determined in accordance with the applicable INTERNATIONAL-sponsored retirement plan, program, or policy. The date specified in clause (a) above shall be automatically extended annually for successive one-year periods ending on each subsequent June 30, without further action on the part of any Party hereto, unless the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION has, at least thirty (30) days prior to the effective date of any such extension, notified the Executive in writing, verbally, or otherwise that the Agreement shall not be so extended. If a Change in Control occurs during the Agreement Period, notwithstanding any other provision of this paragraph 2, the date specified by clause (a) above shall be automatically extended to and shall not expire earlier than the date that occurs three (3) years after the date of such Change in Control.
     3. Change in Control.
     For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, including the regulations and other applicable authorities thereunder (the “Exchange Act”)), other than employee or retiree benefit plans or trusts sponsored or established by INTERNATIONAL, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty five percent (25%) or more of the combined voting power of the Company’s then-outstanding securities, (b) the following individuals cease for any reason to constitute more than three-fourths (3/4) of the number of directors then-serving on the Board of Directors of the Company (the “Board”): individuals who constitute the Board as of the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by the vote of at least two-thirds (2/3) of the directors then still in office or whose appointment, election, or nomination was previously so approved; (c) any complete dissolution or liquidation of the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION or any sale or disposition of all or substantially all (more than fifty percent (50%)) of the assets of the Company (determined without regard to the sale or disposition of any or all of the assets of Navistar Financial Corporation, or any successor thereto) or of INTERNATIONAL TRUCK AND ENGINE CORPORATION occurs; or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately before the first public announcement relating to such Control Transaction shall immediately thereafter, or within two (2) years thereof, cease to constitute a majority of the Board. For the avoidance of doubt, the sale or disposition of any or all of the assets or stock of any subsidiary or affiliate of the Company (other than the sale or disposition of all or substantially all of the assets of INTERNATIONAL TRUCK AND ENGINE CORPORATION, as described above) shall not be deemed a Change in Control.
     4. Termination.
     (a) For purposes of this Agreement, subject to remaining provisions of this paragraph 4, a Termination under this paragraph 4(a) shall occur if, during the Agreement Period and either before the date on which a Change in Control occurs or more than 36 months after the date of the then-most recent Change in Control, (i) the Executive’s employment is involuntarily terminated by INTERNATIONAL for any reason other than Cause or (ii) a Good Reason occurs and the Executive both provides notice to the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION of the existence of the Good Reason within ten (10) days of its initial existence and, to the extent the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION either does not remedy such Good Reason within thirty (30) days of receiving such notice from the Executive of the initial existence of such Good Reason (for purposes of this paragraph 4(a), the “Cure Period”) or notifies the Executive in writing prior to the expiration of the Cure Period of its unwillingness to remedy such event or condition, voluntarily terminates his or her employment with INTERNATIONAL within ten (10) days after either the expiration of such Cure Period or such earlier date prior to the expiration of the Cure Period on which the Executive was so notified in writing, as the case may be. For purposes of this Agreement, “Good Reason” means the occurrence, during the Agreement Period and either before the date on which a Change in Control occurs or more than 36 months after the date of the then-most recent Change in Control, of any of the following events or conditions: (A) INTERNATIONAL reduces the Executive’s base salary by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time), provided that such reduction neither comprises a part of a general reduction for the Executive’s then-current peers as a group (determined as of the date immediately before the date on which the Executive becomes subject to such material reduction) nor results from a deferral of the Executive’s base salary, or (B) a material diminution in the Executive’s authority (including, but not limited to, the budget over which the Executive retains authority), duties, or responsibilities within INTERNATIONAL, except in connection with the involuntary termination of the Executive’s employment for Cause. In the event of a Termination under this paragraph 4(a), the Executive shall be paid the separation payments and benefits set forth in paragraph 5(a) below. If the Executive’s involuntary termination of employment is for Cause, no separation payments or benefits shall be due or owing by the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION under paragraph 5(a) below. For purposes of this Agreement, the term “Cause” means that the reason for the Executive’s involuntary termination of employment was (I) willful misconduct involving an offense of a serious nature that is demonstrably and materially injurious to INTERNATIONAL, monetarily or otherwise, (II) conviction of, or entry of a plea of guilty or nolo contendere to, a felony as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the Executive is so convicted, or (III) continued intentional failure to substantially perform required duties for INTERNATIONAL after written demand to so perform by INTERNATIONAL (other than a failure due to physical or mental disability). For purposes of determining whether “Cause” exists, no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of INTERNATIONAL. If the Executive’s involuntary termination of employment is for Cause, no separation payments or benefits shall be due or owing by the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION under paragraph 5(a) below.
     (b) For purposes of this Agreement, subject to remaining provisions of this paragraph 4, a Termination under this paragraph 4(b) shall occur if, during the Agreement Period and during the 36-month period immediately after the then-most recent Change in Control, (i) the Executive’s employment is involuntarily terminated by INTERNATIONAL for any reason other than Cause or (ii) a Constructive Termination occurs and the Executive both provides notice to the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION of the existence of the Constructive Termination within ten (10) days of its initial existence and, to the extent the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION either does not remedy such Constructive Termination within thirty (30) days of receiving such notice from the Executive of the initial existence of such Constructive Termination (for purposes of this paragraph 4(b), the “Cure Period”) or notifies the Executive in writing prior to the expiration of the Cure Period of its unwillingness to remedy such event or condition, voluntarily terminates his or her employment with INTERNATIONAL within ten (10) days after either the expiration of such Cure Period or such earlier date prior to the expiration of the Cure Period on which the Executive was so notified in writing, as the case may be. For purposes of this Agreement, “Constructive Termination” means the occurrence, during the Agreement Period and within the 36-month period immediately after the then-most recent Change in Control, of any of the following events or conditions: (A) a material diminution in the Executive’s authority (including, but not limited to, the budget over which the Executive retains authority), duties, or responsibilities within INTERNATIONAL in effect immediately before such Change in Control, except in connection with the involuntary termination of the Executive’s employment for Cause; (B) INTERNATIONAL reduces the Executive’s base salary by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time) as compared to the highest base salary in effect for the Executive during the six-month period immediately before such Change in Control; (C) the action or inaction of any successor or assign hereto following such Change in Control that constitutes a material breach of this Agreement, including, but not limited to, the failure of any such successor or assign to assume, and to perform under, this Agreement as contemplated in paragraph 14 below; or (D) INTERNATIONAL requires the Executive to be based anywhere more than forty-five (45) miles from the location of either the Executive’s office (if other than the Company’s headquarters) or the Company’s headquartered offices immediately before such Change in Control, except for required business travel to the extent substantially consistent with the business travel obligations that the Executive undertook on behalf of INTERNATIONAL immediately before such Change in Control. In the event of a Termination under this paragraph 4(b), the Executive shall be paid the separation payments and benefits set forth in paragraph 5(b) below. If the Executive’s involuntary termination of employment is for Cause, no separation payments or benefits shall be due or owing by the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION under paragraph 5(b) below.
     (c) For purposes of this Agreement, notwithstanding any other provision of this Agreement to the contrary, the Executive’s employment shall be deemed to have terminated only if (i) the Executive is not, immediately after such event, employed by INTERNATIONAL, or any other person with whom the Executive’s legal employer would be considered a single employer under Section 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other applicable authorities thereunder (the “Code”) (collectively, the “Controlled Group”) and (ii) to the extent (and only to the extent) that any “payment” (as defined in Section 409A of the Code) provided to the Executive under this Agreement is either (A) subject to Section 409A of the Code or (B) is intended to be exempt from coverage under Section 409A of the Code based on the short-term deferral exception or an exception available only to certain separation pay plans, the Executive has incurred a “separation from service” within the meaning of Section 409A of the Code. The termination of the Executive’s employment by any member within the Controlled Group shall be deemed to be a termination by INTERNATIONAL for purposes of this Agreement if the conditions imposed by the first sentence of this paragraph 4(c) are met.

     (d) For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated after a Change in Control if (i) the termination occurs before a Change in Control (without regard to whether a Change in Control actually occurs) and the termination occurs at the request or direction of any person or group who has entered into an agreement with the Company the consummation of which would constitute a Change in Control or (ii) the termination occurs before a Change in Control (without regard to whether a Change in Control actually occurs) and the termination is otherwise in connection with or in anticipation of a Change in Control. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated after a Change in Control as a result of a Constructive Termination if (A) the Executive voluntarily terminates his or her employment before a Change in Control (without regard to whether a Change in Control actually occurs) and the event or condition that constitutes a Constructive Termination occurs at the request or direction of any person or group who has entered into an agreement with the Company the consummation of which would constitute a Change in Control or (B) the Executive voluntarily terminates his or her employment before a Change in Control (without regard to whether a Change in Control actually occurs) and the event or condition that constitutes a Constructive Termination is otherwise in connection with or in anticipation of a Change in Control.
     5. Separation Payments and Benefits.
     (a) In the event of a Termination as defined in paragraph 4(a) above, the Executive shall receive (and the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION shall be jointly and severally obligated to provide to the Executive) the following separation payments and benefits:
          (i) A lump sum cash payment made within ten (10) business days after the date of Termination in an amount equal to (A) a Pro Rata portion of the Executive’s Target Annual Incentive, which payment shall be in lieu of any payment to which the Executive may otherwise have been entitled to receive under an INTERNATIONAL-sponsored incentive or bonus plan, plus (B) [ranging from one to two hundred percent (100%/200%)] of the sum of the Executive’s annual base salary in effect at the time of Termination and Target Annual Incentive. For purposes of this Agreement, “Pro Rata” means a fraction the numerator of which is the number of whole months from the beginning of the Company’s fiscal year in which the Termination occurred through the date of Termination (including the month in which the Termination occurs if such Termination occurs on or after the 15th day of that month) and the denominator of which is equal to 12. For purposes of this Agreement, “Target Annual Incentive” means the annual incentive amount that would have been payable to the Executive for the Company’s fiscal year in which the Termination occurred under the applicable INTERNATIONAL-sponsored annual incentive or bonus plan(s), program(s), or policy(ies), including, but not limited to, the Company’s Annual Incentive Plan, assuming the “targeted” level of performance required for payment of such annual incentive or bonus was achieved for such fiscal year of Termination and assuming Executive’s employment had not terminated.

          (ii) (A) Continued healthcare coverage for the 12-month period immediately after the date of Termination, with the same coverage option as in effect immediately before the date of Termination (or substantially similar coverage option in the event such prior coverage option is eliminated or unavailable) and under the same terms and conditions such coverage is otherwise made available to active employees of INTERNATIONAL after the Executive’s Termination, with such coverage being provided in lieu of any post-termination healthcare continuation coverage which the Executive and his or her covered spouse and dependents would otherwise have been entitled to receive on account of said Termination under applicable federal and state law (“COBRA Coverage”); (B) continued life insurance coverage for the 12-month period immediately after the date of Termination, in the same amount as in effect immediately before the date of Termination and under the same terms and conditions such coverage is otherwise made available to active employees of INTERNATIONAL following the Executive’s Termination; (C) the same INTERNATIONAL-paid outplacement services that were then normally provided to the Executive’s then-current peers (determined as of the date immediately before the date of the Executive’s Termination) and initiated within sixty (60) days after the date of Termination, provided that the payment for such outplacement services shall in no event extend beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Termination occurred; (D) any flexible perquisite allowance actually paid to the Executive at or before the time of Termination shall be retained by the Executive; (E) a lump sum cash payment made within ten (10) business days of Termination in an amount equal to any unused vacation; and (F) such pension and post-retirement health and life insurance benefits due to the Executive upon his or her Termination pursuant to and in accordance with the respective INTERNATIONAL-sponsored benefit plans, programs, or policies under which they are accrued and/or provided (including grow-in rights, but only to the extent such grow-in rights would otherwise have been provided to the Executive through the INTERNATIONAL TRUCK AND ENGINE CORPORATION Income Protection Plan, as may be amended from time to time (the “IPP”), determined as if the Executive was eligible to participate solely in the IPP on the date of Termination).
     (b) In the event of a Termination as defined in paragraph 4(b) above, the Executive shall receive (and the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION shall be jointly and severally obligated to provide to the Executive) the following separation payments and benefits:
          (i) A lump sum cash payment made within ten (10) business days of Termination in an amount equal to (A) a Pro Rata portion of the Executive’s Target Annual Incentive, which payment shall be in lieu of any payment to which the Executive may otherwise have been entitled to receive under an INTERNATIONAL-sponsored incentive or bonus plan, plus (B) [ranging from two to three hundred percent (200%/300%)] of the sum of the Executive’s annual base salary (including annual flexible perquisite allowance) in effect at the time of Termination and Target Annual Incentive.

          (ii) The amounts, if any, specified in paragraph 6 below, payable at the times specified in and otherwise in accordance with paragraph 6.
          (iii) (A) Continued healthcare coverage for the 36-month period immediately after the date of Termination, with the same coverage option as in effect immediately before the date of Termination (or substantially similar coverage option in the event such prior coverage option is eliminated or unavailable) and under the same terms and conditions such coverage is otherwise made available to active employees of INTERNATIONAL after the Executive’s Termination, with such coverage being provided in lieu of COBRA Coverage and, further, with the period of such coverage in excess of the applicable period of COBRA Coverage (if any, determined as if the Executive elected such COBRA Coverage and paid the applicable premiums) being paid by the Executive on an after-tax basis; (B) continued life insurance coverage for the 36-month period immediately after the date of Termination, in the same amount as in effect immediate before the date of Termination and under the same terms and conditions such coverage is otherwise made available to active employees of INTERNATIONAL after the Executive’s Termination; (C) the same INTERNATIONAL-paid outplacement services that were then normally provided to the Executive’s then-current peers (determined as of either the date immediately before the Change in Control or, in the event the Change in Control does not actually occur as described in paragraph 4(d), the date immediately before the Executive’s Termination) and initiated within sixty (60) days after the date of Termination, provided that the payment for such outplacement services shall in no event extend beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Termination occurred; (D) the same INTERNATIONAL-paid tax counseling and tax forms preparation services that were normally provided to the Executive’s then-current peers (determined as of either the date immediately before the Change in Control or, in the event the Change in Control does not actually occur as described in paragraph 4(d), the date immediately before the Executive’s Termination) for all taxable years up to and including the taxable year of the Executive in which Termination occurred, provided that the payment for such tax counseling and tax form preparation services shall in no event extend beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Termination occurred; (E) any flexible perquisite allowance actually paid to the Executive at or before the time of Termination shall be retained by the Executive; (F) a lump sum cash payment made within ten (10) business days after the date of Termination in an amount equal to any unused vacation; and (G) such pension and post-retirement health and life insurance benefits due to the Executive upon his or her Termination pursuant to and in accordance with the respective INTERNATIONAL-sponsored benefit plans, programs, or policies under which they are accrued and/or provided (including grow-in rights, but only to the extent such grow-in rights would otherwise have been provided to the Executive through the IPP, determined as if the Executive was eligible to participate solely in the IPP on the date of Termination).
          (iv) A lump sum cash amount made within thirty (30) days after Termination in an amount equal to the present value of the Executive’s vested accrued benefits (if any) as of date of Termination under the respective INTERNATIONAL-

sponsored Managerial Retirement Objective Plan, Supplemental Executive Retirement Plan, Supplemental Retirement Accumulation Plan, as each may be amended from time to time, including any successor plans thereto, or any other supplemental non-qualified pension plans (collectively, the “Supplemental Plans”) in which the Executive was participating either immediately before the Change in Control or, in the event the Change in Control does not actually occur as described in paragraph 4(d), as of the date of the Executive’s Termination, determined after giving the Executive three (3) additional years of age, pension service credit, except that in the case of an non-qualified account balance plan, determined after giving the Executive three (3) additional years of employer retirement contributions thereunder, as appropriate. Such present value shall be determined using actuarial assumptions and discount rates under the INTERNATIONAL TRUCK AND ENGINE CORPORATION Retirement Plan for Salaried Employees, as may be amended from time to time (the “RPSE”) as in effect immediately before the Change in Control (or, in the event the Change in Control does not actually occur as described in paragraph 4(d), as in effect as of the date of the Executive’s Termination). For the avoidance of doubt, such amount shall be in addition to (and not in lieu of) the vested accrued benefits (if any) to which the Executive is otherwise entitled to receive under the Supplemental Plans.
     (c) Each “payment” (as defined in Section 409A of the Code) required to be made to the Executive under this Agreement (other than the payment required to be made under paragraphs 5(b)(ii), 7(e), and, except to the extent described in this paragraph (c), 9) is intended to be exempt from coverage under Section 409A of the Code and shall be construed and administered accordingly to achieve that objective. In particular, each payment required to be made to the Executive under paragraphs 5(a)(i), 5(a)(ii)(D), 5(b)(i), 5(b)(iii)(E), and 5(b)(iv) is intended to constitute a short-term deferral; each payment required to be made to the Executive under paragraphs 5(a)(ii)(A), 5(a)(ii)(C), 5(b)(iii)(A), 5(b)(iii)(C), and 5(b)(iii)(D) is intended to constitute an exempt separation pay plan arrangement providing expense reimbursement and in-kind benefits for a limited period of time after Termination; each payment required to be made to the Executive under paragraphs 5(a)(ii)(B) and 5(b)(iii)(B) is intended to constitute an exempt bona fide death benefit; each payment required to be made to the Executive under paragraphs 5(a)(ii)(E) and 5(b)(iii)(F) is intended to constitute exempt bona fide vacation leave; and each payment of reasonable attorneys’ fees or other reasonable expenses required to be made to the Executive under paragraph 9 is intended to constitute an exempt arrangement to the extent any reimbursement therein of reasonable attorneys’ fees or other reasonable expenses incurred by the Executive relates to a bona fide legal claim. Notwithstanding any other provision of this Agreement to the contrary, to the extent (and only to the extent) that any payment under this Agreement does not otherwise meet the requirements under the foregoing exemptions (or any other available exemption) from coverage under Section 409A of the Code, INTERNATIONAL, reserves the unilateral right to take any and all actions, including, but not limited to, the right to modify the terms of this Agreement or the right to modify any such payment hereunder, which it determines are reasonably necessary and appropriate to cause such payment to comply with, or not to be subject to, Section 409A of the Code, including, but not limited to, causing any such payment to the Executive, if the Executive is a “specified employee” (as defined in

Section 409A of the Code), to be delayed until the first business day that occurs six (6) months after the Executive’s Termination (or, if earlier, the Executive’s date of death), with an appropriate adjustment for interest for delayed payment (computed in a manner consistent with computing interest adjustments for delayed pension payments under the RPSE); provided that no such actions shall reduce the amount of any separation payments or benefits otherwise payable to the Executive under this Agreement; provided further that INTERNATIONAL makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.
     (d) No amount (or portion thereof) of any separation payments or benefits payable to the Executive under this Agreement shall be included in any calculation for any pension benefits due the Executive from INTERNATIONAL.
     (e) In the event any separation payment remains due or owed to the Executive under this Agreement as of the date of the Executive’s death, such separation payment shall be paid to the Executive’s estate. Further, except as otherwise required under the terms of this Agreement or under applicable law, any separation benefit due or owed to the Executive under this Agreement shall cease upon the date of the Executive’s death; provided that any death benefit due or owed to the Executive’s designated beneficiary(ies) under this Agreement as of the date of the Executive’s death shall be governed by the respective death benefit plan, program, or policy pursuant to which it is accrued and/or provided. Upon the full satisfaction of the separation payments and benefits due and owing to the Executive under this Agreement, all obligations to the Executive hereunder shall be fully and completely discharged.
     6. Tax Gross-Up Payment.
     If a Change in Control occurs and the Executive becomes entitled to one or more payments (with a “payment” including, but not limited to, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the “Total Payments”), which are or become subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Executive shall receive (and the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION shall be jointly and severally obligated to pay to the Executive pursuant to paragraph 5(b)(ii) above) an additional cash payment at the time specified below (the “Gross-Up Payment”) (including, but not limited to, reimbursement for any penalties and interest that may be payable to the taxing authorities with respect to such Excise Tax) such that the net amount retained by the Executive, after reduction for any Excise Tax (including any such penalties or interest thereon) on the Total Payments and for any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment provided for by this paragraph 6, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the

Gross-Up Payment in the Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.
     For purposes of determining whether any of the Total Payments are subject to the Excise Tax and the amount of such Excise Tax:
          (i) The Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless and except to the extent that, in the written opinion of independent compensation consultants or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to the Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such parachute payments (in whole or in part) either represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, taking into account any services the Executive provides on or after a Change in Control (including, but not limited to, the requirements under paragraph 7 below) or are otherwise not subject to the Excise Tax;
          (ii) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of section 280G(b)(1) of the Code (after applying paragraph (i) above); and
          (iii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.
     For the purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive’s adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income. If the Excise Tax due is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which he or she remits the Excise Tax to the taxing authorities) the portion of the Gross-Up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-Up Payment. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable to the taxing authorities with respect to such excess) at the time that the amount of such excess is finally determined, but in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which he or she remits the Excise Tax to the taxing authorities.
     The Gross-Up Payment provided under this paragraph 6 shall be paid to the Executive on the earlier of the 30th day after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax or the date on which the Excise Tax becomes due and payable to the taxing authorities; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION shall pay to the Executive on such day a good-faith estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments, as soon as the amount thereof can be finally determined, but in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which he or she remits the Excise Tax to the taxing authorities.
     If the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute an overpayment by the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION to the Executive, which the Executive shall repay to the Company or INTERNATIONAL TRUCK OR ENGINE CORPORATION on the earlier of the fifth day after receiving written demand by the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION or the end of the Executive’s taxable year next following the Executive’s taxable year in which he or she remits the Excise Tax to the taxing authorities. If more than one Gross-Up Payment is made, the amount of each Gross-Up Payment shall be computed so as not to duplicate any prior Gross-Up Payment. The Company shall have the right to control all proceedings with the United States Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, in its sole discretion, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which a Gross-Up-Payment would be payable hereunder, and the Executive shall be entitled to settle or contest any other issue raised by the United States Internal Revenue Service or any other taxing authority. The Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any

Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment.
     7. Confidentiality; Non-Disparagement; Non-Solicitation; Non-Competition; Cooperation.
     The Executive agrees that at all times during and after the Agreement Period as defined in paragraph 2 above (or such other period specified in paragraph 7(c) below), he or she shall:
     (a) not divulge or appropriate, directly or indirectly, for personal use or the use of others any secret or confidential proprietary information pertaining to the business of INTERNATIONAL obtained during the Executive’s employment by INTERNATIONAL;
     (b) refrain from publishing, providing, or soliciting, directly or indirectly, any oral or written statements about INTERNATIONAL or its respective officers, directors, employees, agents, representatives, products, or practices that may be considered disparaging, slanderous, libelous, derogatory, or defamatory; provided that such restriction shall not limit the Executive’s ability to provide truthful testimony as required by law or any judicial or administrative process;
     (c) in the event of a Termination as defined in paragraph 4(b) above, not, directly or indirectly (whether as owner, principal, agent, partner, officer, director, employee, consultant, investor, lender or otherwise), for the 12-month period immediately after the Executive’s Termination, engage in any line of business that is the same as, similar to, or competitive with a material line of business of INTERNATIONAL (determined as of the date of the Executive’s Termination), in the cities, counties or other geographic areas anywhere within the United States of America in which INTERNATIONAL is authorized to conduct such material lines of business during such 12-month period; provided that (i) the Executive agrees that INTERNATIONAL’s records sufficiently indicate the geographic territories described above and, therefore, an itemization of such territories in this Agreement is unnecessary, (ii) such restriction shall not prohibit the Executive’s purchase or ownership of less than 5% of the outstanding voting stock of a publicly-held company, (iii) the Executive may be associated with an entity that consists of separate business units, one or more of which engages in a line of business that is the same as, similar to, or competitive with a material line of business of INTERNATIONAL (determined as of the date of the Executive’s Termination), as long as the business unit with which the Executive is associated does not engage in a line of business that is the same as, similar to, or competitive with such a material line of business of INTERNATIONAL and the Executive is not associated in any respect whatsoever with (whether as owner, principal, agent, partner, officer, director, employee, consultant, investor, lender or otherwise, on a paid or unpaid basis) any line of business that is the same as, similar to, or competitive with such a material line of business of INTERNATIONAL;

     (d) refrain, without the written consent of the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION, from, directly or indirectly, (i) recruiting or soliciting any employee of INTERNATIONAL for employment or for retention as a consultant or service provider, (ii) hiring any person who is then an employee, consultant, agent, or representative of INTERNATIONAL, or providing names or other information about such employee, consultant, agent, or representative to any person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring, (iii) interfering with the relationship of INTERNATIONAL with any of its employees, consultants, agents, or representatives, (iv) soliciting or inducing, or in any manner attempting to solicit or induce, any client, customer, or prospect of INTERNATIONAL (1) to cease being, or not to become, a client or customer of INTERNATIONAL, or (2) to divert any business of such client, customer or prospect from INTERNATIONAL, or (v) otherwise interfering with, disrupting, or attempting to interfere with or disrupt, the relationship, contractual or otherwise, between the INTERNATIONAL and any of its customers, clients, prospects, suppliers, employees, consultants, agents, or representatives; and
     (e) cooperate with and provide assistance to INTERNATIONAL at any time and in any manner reasonably required by INTERNATIONAL or its respective counsel in connection with any litigation or other legal process affecting INTERNATIONAL, or in answering questions concerning any other matter, in which the Executive was involved or had knowledge of during the course of his or her employment (other than any dispute between the Parties concerning this Agreement); provided, the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION shall reimburse the Executive’s reasonable attorneys’ fees and costs and such other expenses in connection with said cooperation and assistance promptly after the Executive submits a written request therefor together with copies of the invoices substantiating such expenses, but in no event shall payment of any such fees, costs, and expenses be made after the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; provided further that prior to reimbursement the Executive first delivers a written undertaking to the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION to repay all such attorneys’ fees and costs and expenses paid to the Executive prior to the final disposition of the litigation or other legal process affecting INTERNATIONAL if it ultimately be determined by final judicial decision from which there is no further right to appeal that the Executive is not entitled to reimbursement of such attorneys’ fees and costs and expenses.
     The Executive acknowledges that the foregoing restrictions or conditions set forth in this paragraph 7 are reasonable, that irreparable injury will result to INTERNATIONAL in the event of any violation by the Executive of these restrictions, and that said restrictions are a condition precedent to the Company’s and INTERNATIONAL TRUCK AND ENGINE CORPORATION’s willingness to enter into this Agreement and pay the consideration set forth in this Agreement. In the event that any of the foregoing restrictions are violated, the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION shall be entitled, in addition to any other remedies and damages available under law, equity, or otherwise, to recoup, offset, suspend, or terminate any or all separation payments and benefits previously paid or otherwise subsequently owed to the Executive under this Agreement, to injunctive relief from any court of competent jurisdiction to restrain the violation of such restrictions, and/or to prevent any threatened violation by the Executive, and/or by any person or persons acting for, or in concert with, the Executive in any capacity whatsoever, without posting a bond or other security. In addition, if such a court or arbitrator deems that any of the foregoing restrictions are unreasonable, the Parties agree that the maximum permissible period and scope prescribed by such court or arbitrator shall be substituted for the stated period and scope.
     8. Recovery or Offset of Payments.
     Unless and to the extent the Executive consents in writing, neither the Company nor INTERNATIONAL TRUCK AND ENGINE CORPORATION shall be entitled to recover from, or to apply an offset against, any payment or benefit due or provided under this Agreement in order to recover any amount for which the Executive may be liable or for any other reason (other than any amount for which the Executive may be liable under the terms of this Agreement, including, without limitation, by reason of paragraph 6, 7 or 9 herein); provided, however, that this paragraph 8 shall not restrict or prohibit INTERNATIONAL from withholding any amount from payments or benefits due or provided hereunder to the extent required by law, including, but not limited to, any taxes required to be withheld under federal, state, or local law.
     9. Arbitration of All Disputes.
     Except as provided in paragraph 7, any controversy or claim arising out of or relating to this Agreement or the alleged breach hereof shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators, of whom on shall be appointed by the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION, one by the Executive and one by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in Chicago in accordance with the rules of the American Arbitration Association, except with respect to the place of arbitration and to the selection of arbitrators which shall be as provided in this paragraph 9. Judgment upon any award rendered by the arbitrators shall be final and nonappealable and may be entered in any court having jurisdiction thereof. Any award shall be payable to the Executive no later than the end of the Executive’s first taxable year in which the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION either concede the amount (or portion of the amount) payable or is required to make payment pursuant to a judgment by the arbitrators, and shall include interest on any amounts due and payable to the Executive from the date due to the date of payment, calculated at one hundred and ten percent (110%) of the prime rate in effect at the Northern Trust Company (or any successor thereto) on the first of each month. If it is necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of the Executive’s rights under this Agreement, the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION shall, within ten (10) days after receipt of a written request from the Executive, advance to the Executive the Executive’s reasonable attorneys’ fees and costs and such other expenses, including expenses of any expert witnesses, in connection with the enforcement of said rights (including the enforcement of any arbitration award in court); provided that to the extent (and only to the extent) such expenses are subject to Section 409A of the Code, in no event shall any advance to the Executive of any such fees, costs, and expenses be made after the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; provided further that the Executive shall repay any such advance of fees, costs, and expenses if the arbitrators’ specific finding is that the Executive’s request to arbitrate was frivolous, unreasonable and without foundation.
     10. Notices.
     Any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested, (a) in the case of the Executive, to the Executive at the last address filed in writing with INTERNATIONAL, and (b) in the case of INTERNATIONAL, to the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION at its headquartered offices, currently at 4201 Winfield Road, Warrenville, Illinois, 60555, Attention: General Counsel.
     11. Non-Alienation.
     The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any separation payments or benefits provided under this Agreement; and no separation payments or benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law. This provision does not affect beneficiary designations or testamentary dispositions to the extent applicable.
     12. Governing Law and Enforceability.
     The provisions of this Agreement shall be governed by and construed in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, with the laws of the State of Illinois (without regard to the conflicts of laws provisions of that State or any other jurisdiction). If any provision of this Agreement is deemed invalid or unenforceable by appropriate authority under the law of any jurisdiction applicable to this Agreement, this Agreement shall continue as if such provision were omitted, unless such omission would substantially impair the rights or benefits of either party hereto.

     13. Amendment and Cancellation.
     Except as provided in paragraphs 2 and 5 above or except as otherwise required by law or required to avoid adverse tax results to the Executive, this Agreement may be amended or canceled only by mutual agreement of the Parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the Parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
     14. Successors; Binding Agreement.
     All provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION. The Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION shall require their respective successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION would be required to perform it if no such succession or assignment had taken place. Any reference in this Agreement to the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION shall be deemed a reference to its respective successors and assigns.
     15. Effect on Prior Agreements.
     This Agreement hereby amends and supersedes any and all previous Executive Severance Agreements (and such other severance agreements, written or unwritten), including amendments thereto, entered into by the Parties.
     16. Unfunded Agreement.
     The separation payments and benefits paid under this Agreement shall be paid from the general assets of the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION, and the Executive (including his or her designated beneficiaries, heirs, and successors to the extent applicable) shall be no more than an unsecured general creditor of the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION, with no special or prior right, interest, or claim to any assets of the Company or INTERNATIONAL TRUCK AND ENGINE CORPORATION for any separation payments or benefits otherwise payable hereunder.
     17. Headings and Captions.
     The headings and captions in this Agreement are inserted for reference and convenience only and do not constitute a part of this Agreement and shall not be applied to the construction of this Agreement.
     18. Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, on the date or dates indicated below, the Executive has hereunto set his or her hand and, pursuant to the authorization from its respective Board of Directors, the Company and INTERNATIONAL TRUCK AND ENGINE CORPORATION have each caused this Agreement to be executed in its name on its behalf, effective as of the Effective Date first above written.

NAVISTAR INTERNATIONAL CORPORATION

By:

Chairman, President and Chief Executive Officer

Date Signed:

INTERNATIONAL TRUCK AND ENGINE CORPORATION

By:

Chairman, President and Chief Executive Officer

Date Signed:

EXECUTIVE

By:

Executive

Date Signed: